Liggett Group LLC and

Subsidiaries

Condensed Consolidated Financial Statements

For The Quarterly Period Ended March 31, 2014

(Unaudited)

The following financial statements for Vector Group Ltd.'s wholly owned subsidiary, Liggett Group LLC, are included pursuant to Regulation S-X, Rule 3-16, "Financial Statements of Affiliates Whose Securities Collateralize an Issue Registered or Being Registered".

Liggett Group LLC and Subsidiaries

Liggett Group LLC and Subsidiaries

Condensed Consolidated Balance Sheets

March 31, 2014 and December 31, 2013

(in thousands of dollars)

(Unaudited)

	March 31,	December 31,
	2014	2013

Assets
Current assets
Cash and cash equivalents	$6	$5
Accounts receivable
Trade, less allowances of $331 and $319, respectively	9,277	8,649
Due from related parties	1,347	3,135
Other	823	1,046
Inventories	97,865	85,223
Income taxes receivable	—	4,824
Restricted assets	1,861	818
Deferred income taxes	473	467
Other current assets	2,153	1,978
Total current assets	113,805	106,145
Property, plant and equipment, net	56,643	54,448
Prepaid pension costs	26,872	26,080
Restricted assets	9,279	9,949
Deferred income taxes	4,540	8,770
Other assets	8,199	8,083
Total assets	$219,338	$213,475

The accompanying notes are an integral part of these condensed consolidated financial statements.

1

Liggett Group LLC and Subsidiaries

Condensed Consolidated Balance Sheets (continued)

March 31, 2014 and December 31, 2013

(in thousands of dollars)

(Unaudited)

	March 31,	December 31,
	2014	2013

Liabilities and Member’s Investment
Current liabilities
Current portion of notes payable and long-term debt	$11,367	$8,569
Revolving credit facility	15,747	30,424
Current payments due under the Master Settlement Agreement	36,505	16,611
Current portion of pension and post-retirement liabilities	939	939
Due to related parties	25,518	5,508
Accounts payable — trade	3,706	4,012
Accrued promotional expenses	13,755	16,569
Income taxes payable	6,378	—
Other accrued taxes, principally excise taxes	23,094	11,586
Allowance for sales returns	4,290	4,290
Litigation accruals	4,797	59,310
Deferred income taxes	1,657	1,657
Other current liabilities	1,282	1,152
Total current liabilities	149,035	160,627
Notes payable and long-term debt, less current portion	9,470	12,567
Non-current employee benefits	16,597	16,648
Deferred income taxes	3,606	3,573
Payments due under the Master Settlement Agreement	25,666	25,666
Litigation accruals	23,747	27,059
Total liabilities	228,121	246,140
Commitments and contingencies
Member’s investment
Contributed capital	—	—
Accumulated other comprehensive loss	(12,661)	(12,763)
Retained earnings (accumulated deficit)	3,878	(19,902)
Total member’s investment	(8,783)	(32,665)
Total liabilities and member's investment	$219,338	$213,475

The Member's investment is pledged as collateral for Liggett Group LLC’s guarantee of Vector Group's Ltd's debt (see Note 1).

The accompanying notes are an integral part of these condensed consolidated financial statements.

2

Liggett Group LLC and Subsidiaries

Condensed Consolidated Statements of Operations

Three Months Ended March 31, 2014 and 2013

(in thousands of dollars)

(Unaudited)

	Three Months Ended
	March 31,
	2014	2013

Revenues *	$213,072	$233,149
Expenses
Cost of goods sold *	152,686	169,994
Litigation judgment and settlement charges	1,500	—
Operating, selling, administrative and general expenses	16,413	16,762
Management fees paid to Vector Group Ltd.	2,342	2,252
Net (gain) loss on sale of assets	—	(54)
Operating income	40,131	44,087
Other income (expense)
Interest income	—	2
Interest expense	(955)	(412)
Income before provision for income taxes	39,176	43,677
Income tax expense	(15,396)	(16,815)
Net income	$23,780	$26,862

*	Revenues and cost of goods sold include net federal excise taxes of $86,838 and $98,988 for the three months ended March 31, 2014 and 2013, respectively.

The accompanying notes are an integral part of these condensed consolidated financial statements.

3

Liggett Group LLC and Subsidiaries

Condensed Consolidated Statements of Comprehensive Income

Three Months Ended March 31, 2014 and 2013

(in thousands of dollars)

(Unaudited)

	Three Months Ended
	March 31,
	2014	2013

Net income	$23,780	$26,862

Net change in forward contracts	17	15
Net change in pension-related amounts	149	352
Other comprehensive income	166	367

Income tax effect on:
Forward contracts	(6)	(6)
Pension-related amounts	(58)	(132)
Income tax provision on other comprehensive income	(64)	(138)

Other comprehensive income, net of tax	102	229

Comprehensive income	$23,882	$27,091

The accompanying notes are an integral part of these condensed consolidated financial statements.

4

Liggett Group LLC and Subsidiaries

Condensed Consolidated Statement of Member’s Investment

Three Months Ended March 31, 2014

(in thousands of dollars)

(Unaudited)

	Contributed Capital	Accumulated Other Comprehensive Loss	Retained Earnings (Accumulated deficit)	Total
Balance, January 1, 2014	—	(12,763)	(19,902)	(32,665)
Net income			23,780	23,780
Change in pension related amounts, net of taxes		91		91
Change in fair value of forward contracts, net of taxes		11		11
Total comprehensive income				23,882
Distributions	—	—	—	—
Balance, March 31, 2014	$—	$(12,661)	$3,878	$(8,783)

The Member's investment is pledged as collateral for Liggett Group LLC’s guarantee of Vector Group's Ltd's debt (see Note 1).

The accompanying notes are an integral part of these condensed consolidated financial statements.

5

Liggett Group LLC and Subsidiaries

Condensed Consolidated Statements of Cash Flows

Three Months Ended March 31, 2014 and 2013

(in thousands of dollars)

(Unaudited)

	Three Months Ended
	March 31,
	2014	2013

Net cash (used in) provided by operating activities	(5,400)	32,750
Cash flows from investing activities:
Proceeds from sale of property, plant and equipment	—	3
Increase in restricted assets	(373)	(2)
Increase in cash surrender value of life insurance policies	(47)	(46)
Capital expenditures	(4,520)	(1,909)
Net cash used in investing activities	(4,940)	(1,954)
Cash flows from financing activities:
Repayments of debt	(2,112)	(1,862)
Proceeds from issuance of debt	1,813	—
Proceeds from debt issuance under VGR credit facility	35,318	—
Repayments under VGR credit facility	(10,000)	—
Borrowings under revolving credit facility	196,842	214,762
Repayments under revolving credit facility	(211,520)	(233,691)
Distributions to Vector Group Ltd.	—	(10,000)
Net cash provided by (used in) used in financing activities	10,341	(30,791)
Net increase in cash and cash equivalents	1	5

Cash and cash equivalents, beginning of period	5	8
Cash and cash equivalents, end of period	$6	$13

The accompanying notes are an integral part of these condensed consolidated financial statements.

6

Liggett Group LLC and

Subsidiaries

Condensed Consolidated Financial Statements

For The Quarterly Period Ended March 31, 2014

(Unaudited)

1.	Summary of Significant Accounting Policies

(a) Basis of Presentation:

Liggett Group LLC (“Liggett” or the “Company”) is a wholly-owned subsidiary of VGR Holding LLC (“VGR”), all of whose membership interests are owned by Vector Group Ltd. (“Vector” or “Parent”). Liggett is principally engaged in the manufacture and sale of discount cigarettes in the United States. Certain management and administrative functions are performed by affiliates (see Note 8).

Liggett Vector Brands LLC ("Liggett Vector Brands"), a company related through common ownership, coordinates and executes the sales, marketing, administration and manufacturing efforts along with certain support functions for all of Vector’s tobacco operations. In consideration of the duties performed at Liggett Vector Brands on behalf of the Company, a portion of its sales, marketing, manufacturing, distribution, and administrative expenses have been allocated to Liggett.

The condensed consolidated financial statements include the accounts of Liggett and its wholly-owned subsidiaries, Eve Holdings Inc., 100 Maple LLC ("Maple") and Liggett & Myers Holdings Inc. All significant intercompany balances and transactions have been eliminated.

The accompanying unaudited, interim condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and, in management's opinion, contain all adjustments, consisting only of normal recurring items, necessary for a fair statement of the results for the periods presented. Accordingly, they do not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements. These condensed consolidated financial statements should be read in conjunction with the Company's consolidated financial statements and the notes thereto included as an exhibit in Vector's Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission. The condensed consolidated results of operations for interim periods should not be regarded as necessarily indicative of the results that may be expected for the entire year.

Management believes the assumptions underlying the condensed consolidated financial statements are reasonable. However, the condensed consolidated financial statements included herein may not necessarily reflect the Company’s results of operations, financial position, member's investment and cash flows in the future or what its results of operations, financial position, member's investment and cash flows would have been had the Company been a standalone company during the periods presented.

Vector and VGR are holding companies and, as a result, do not have any operating activities that generate revenues or cash flows. Accordingly, Vector relies on distributions from VGR and its other subsidiaries and investments, and VGR relies on distributions from its other subsidiaries, including Liggett, in order to fund its operations and meet its obligations. Vector has certain debt outstanding which requires interest and principal payments over the terms of such debt. Interest and principal to service the debt is expected to be funded by Vector’s cash and cash equivalents, investments, the operations of Vector’s subsidiaries, including Liggett, and proceeds, if any, from Vector’s future financings. For the three months ended March 31, 2014 and 2013, Liggett made distributions to VGR of $0 and $10,000, respectively.

7.75% Senior Secured Notes due 2021

In February 2013, Vector issued $450,000 of its 7.75% Senior Secured Notes due 2021 in a private offering to qualified institutional investors in accordance with Rule 144A of the Securities Act of 1933. The aggregate net proceeds from the issuance of the 7.75% Senior Secured Notes were approximately $438,250 after deducting offering expenses. Vector used the net proceeds of the issuance for a cash tender offer announced on January 29, 2013, with respect to any and all of its outstanding 11% Senior Secured notes due 2015.

7

Liggett Group LLC and

Subsidiaries

Condensed Consolidated Financial Statements

For The Quarterly Period Ended March 31, 2014

(Unaudited)

The 7.75% Senior Secured Notes are guaranteed, subject to certain customary automatic release provisions on a joint and several basis by all of the 100% owned domestic subsidiaries of Vector that are engaged in the conduct of Vector’s cigarette businesses, including Liggett. Liggett's condensed consolidated balance sheets, condensed consolidated statements of operations, and condensed consolidated statements of stockholder's equity as of March 31, 2014, do not reflect any amounts related to these notes as the debt is not acquisition related.

Liggett's cash flows from operations may be utilized to fund the interest and debt obligation of the 7.75% Senior Secured Notes via distributions by Liggett to VGR to Vector.

Additional Parent Company Notes

As of March 31, 2014, Vector has debt with a net amount of approximately $181,525 (face amount $362,530) in addition to the 7.75% Senior Secured Notes. This $181,525 is not reflected in Liggett's condensed consolidated financial statements as these obligations are not collateralized by Liggett's assets nor has Liggett guaranteed these obligations. It is anticipated that the majority of the payments on this $181,525 will be funded by Vector's tobacco operations, including those of Liggett.

In addition to the 7.75% Senior Secured Notes, the Company may have to fund certain deferred income tax liabilities of Vector (see Note 4).

General Corporate Expenses

General corporate expense allocations represent costs related to corporate functions such as executive oversight, risk management, information technology, accounting, legal, investor relations, human resources, tax, employee benefits, other services and incentives Vector provides to the Company. The allocations are based on a reasonable estimation of Vector’s overhead expenses based on the relative specific identification and the relative percentage of the Company’s revenues and headcount to Vector’s total cost. All of these allocations are reflected in management fees paid to Vector in the Company’s condensed consolidated statements of operations of $2,342 and $2,252 for the three months ended March 31, 2014 and 2013, respectively.

The Company and Vector considered these general corporate expense allocations to be a reasonable reflection of the utilization of services provided. The allocations may not, however, reflect the expense the Company would have incurred as a standalone company. Actual costs which may have been incurred if the Company had been a standalone company during the three months ended March 31, 2014 and 2013 would depend on a number of factors, including how the Company chose to organize itself, what if any functions were outsourced or performed by Company employees and strategic decisions made in areas such as information technology systems and infrastructure. However, the Company currently does not believe the difference between the cost allocations from Vector and the costs the Company would have incurred on a standalone basis would have a material impact on the Company’s statements of operations, balance sheets or statements of cash flows for 2014 and 2013.

(b) Distributions and Dividends

The Company records distributions on its member's investment as dividends in its condensed consolidated statement of member’s investment to the extent of retained earnings. Any amounts exceeding retained earnings are recorded as a reduction of contributed capital.

(c) New Accounting Pronouncements

On April 10, 2014, the Financial Accounting Standards Board issued final guidance to change the criteria for reporting discontinued operations while enhancing disclosures in this area (Accounting Standards Update (“ASU”) No. 2014-08). Under the new guidance, only disposals representing a strategic shift, such as a major line of business, a major geographical area or a major equity investment, should be presented as discontinued operations. The guidance will be applied prospectively to new disposals and new classifications of disposal groups as held for sale after the effective date. The guidance is effective for annual financial statements with fiscal years beginning on or after December 15, 2014 with early adoption permitted for disposals or classifications as held for sale which have not been reported in financial statements previously issued or available for issuance. Liggett will adopt the guidance effective January 1, 2015 and the guidance is not anticipated to have a material impact on the Company's consolidated financial statements and notes to the consolidated financial statements.

8

Liggett Group LLC and

Subsidiaries

Condensed Consolidated Financial Statements

For The Quarterly Period Ended March 31, 2014

(Unaudited)

On March 13, 2014, the Emerging Issues Task Force (the “Task Force”) reached a final consensus to amend the accounting guidance for stock compensation tied to performance targets (Issue No. 13-D). The objective of this guidance is to clarify the accounting treatment of certain types of performance conditions in stock-based compensation awards, more specifically, when performance targets can be achieved after the requisite service period. The Task Force concluded that performance criteria subsequent to a service period vesting requirement should be treated as vesting conditions, and as a result, this type of performance condition may delay expense recognition until achievement of the performance target is probable. Issue No. 13-D will be effective for all entities for reporting periods (including interim periods) beginning after December 15, 2015, and early adoption is permitted. The adoption of this guidance is not anticipated to have a material impact on Liggett's consolidated financial statements or notes to the consolidated financial statements.

(d) Subsequent Events

On April 15, 2014, Vector completed the sale of $150,000 principal amount of its 7.75% Senior Secured Notes due 2021 for a price of 106.750% in a private offering to qualified institutional investors in accordance with Rule 144A of the Securities Act of 1933. Vector received net proceeds of approximately $156,000 and the net proceeds will be used for general corporate purposes, including additional investments in real estate and in its tobacco business. In connection with the issuance of the 7.75% Senior Secured Notes, Vector entered into a Registration Rights Agreement. Vector agreed to consummate a registered exchange offer for the 7.75% Senior Secured Notes within 360 days after the date of the initial issuance of the 7.75% Senior Secured Notes. The new 7.75% Senior Secured Notes to be issued in the exchange offer will have substantially the same terms as the original notes, except that the new 7.75% Senior Secured Notes will have been registered under the Securities Act. Vector will be required to pay additional interest on the 7.75% Senior Secured Notes if it fails to timely comply with its obligations under the Registration Rights Agreement until such time as it complies.

Liggett has evaluated transactions for consideration as subsequent events through May 12, 2014, which is the date when statements were issued by its parent company, Vector. Additionally, the Company has evaluated transactions that occurred before the issuance of these financial statements on June 25, 2014 for purposes of disclosure of unrecognized subsequent events.

2.	Inventories

Inventories consist of the following at March 31, 2014 and December 31, 2013:

	March 31,	December 31,
	2014	2013

Leaf tobacco	$60,991	$49,140
Other raw materials	3,148	3,161
Work-in-process	797	353
Finished goods	61,150	59,661
Inventories at current cost	126,086	112,315
LIFO adjustment	(28,221)	(27,092)
Inventories, net	$97,865	$85,223

9

Liggett Group LLC and

Subsidiaries

Condensed Consolidated Financial Statements

For The Quarterly Period Ended March 31, 2014

(Unaudited)

The Company has a leaf inventory management program whereby, among other things, it is committed to purchase certain quantities of leaf tobacco. The purchase commitments are for quantities not in excess of anticipated needs and are at prices, including carrying costs, established at the date of the commitment. Liggett had purchase commitments of approximately $10,854 at March 31, 2014. The Company entered into a single source supply agreement for fire safe cigarette paper through 2015.

Each year, Liggett capitalizes in inventory that portion of its MSA liability related to cigarettes in inventory at public warehouses but not sold. The amount of capitalized MSA cost in finished goods inventory at March 31, 2014 was $13,075. The amount of capitalized MSA cost in finished goods inventory was $13,065 at December 31, 2013. (See Note 7)

All of the Company's inventories at March 31, 2014 and December 31, 2013 have been reported under the LIFO method.

3.	Property, Plant and Equipment

Property, plant and equipment consists of the following at March 31, 2014 and December 31, 2013:

	March 31,	December 31,
	2014	2013

Land and land improvements	$1,418	$1,418
Buildings	15,097	15,097
Machinery and equipment	129,196	124,675
Property, plant and equipment	145,711	141,190
Less accumulated depreciation	(89,068)	(86,742)
Property, plant and equipment, net	$56,643	$54,448

Depreciation expense for the three months ended March 31, 2014 and 2013, was $2,451 and $2,333, respectively. Future machinery and equipment purchase commitments were $3,796 at March 31, 2014.

4.	Income Taxes

Liggett's income tax provision and related deferred income tax amounts are determined as if the Company filed tax returns on a standalone basis. The Company and its affiliates, currently are included in the consolidated federal income tax return of its indirect parent, Vector.

The operations of Liggett and its affiliates are included in the consolidated federal income tax return of its indirect parent, Vector Group Ltd. Pursuant to a tax allocation agreement amended in 1999, the amounts provided for as currently payable for federal income taxes are based on the Company’s pre-tax income for financial reporting purposes. The Company expenses and pays Vector Group Ltd. their portion of the consolidated income tax expense in accordance with the tax allocation agreement.

Liggett's provision for income taxes in interim periods is based on an estimated annual effective income tax rate derived, in part, from estimated annual pre-tax results from ordinary operations. The annual effective income tax rate is reviewed and, if necessary, adjusted on a quarterly basis.

10

Liggett Group LLC and

Subsidiaries

Condensed Consolidated Financial Statements

For The Quarterly Period Ended March 31, 2014

(Unaudited)

Liggett's income tax expense consisted of the following:

	Three Months Ended
	March 31,
	2014	2013

Income before provision for income taxes	$39,176	$43,677
Income tax expense using estimated annual effective income tax rate	15,396	16,815
Income tax expense	$15,396	$16,815

5.	Fair Value Measurements

The Company's recurring financial assets subject to fair value measurements are as follows:

	Fair Value Measurements as of March 31, 2014
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs
Description	Total	(Level 1)	(Level 2)
Assets:
Cash and cash equivalents	$6	$6	$—
Restricted assets	11,140	—	11,140
Total	$11,146	$6	$11,140

	Fair Value Measurements as of December 31, 2013
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs
Description	Total	(Level 1)	(Level 2)
Assets:
Cash and cash equivalents	$5	$5	$—
Restricted assets	10,767	—	10,767
Total	$10,772	$5	$10,767

Fair value measurement of a financial asset or liability is assigned to a level based on the lowest level of any input that is significant to the fair value measurement in its entirety. The three levels of the fair value hierarchy are described below:

Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities

Level 2: Observable market-based inputs, other than quoted prices in active markets for identical assets or liabilities

Level 3: Unobservable inputs

The carrying value of cash and cash equivalents approximate their fair value and are considered Level 1 fair value hierarchy.

The fair value of the Level 2 restricted assets secured by certificates of deposit are based on prices posted by the financial institutions.

11

Liggett Group LLC and

Subsidiaries

Condensed Consolidated Financial Statements

For The Quarterly Period Ended March 31, 2014

(Unaudited)

6.	Long-Term Debt

Long-term debt consists of the following:

	March 31,	December 31,
	2014	2013

Borrowings under revolving credit facility	$15,747	$30,424
Term loan under revolving credit facility	3,810	3,884
Equipment loans	17,027	17,252
	36,584	51,560
Less current maturities	(27,114)	(38,993)
Amount due after one year	$9,470	$12,567

Revolving Credit Facility and Term Loan Under Credit Facility:

Liggett has a $50,000 credit facility ("the Credit Facility") with Wells Fargo. The Credit Facility is collateralized by all inventories and receivables of Liggett and a mortgage on its manufacturing facility.

The Credit Facility permits the guaranty of the 7.75% Senior Secured Notes due 2021 by each of Liggett and Maple and the pledging of certain assets of Liggett and Maple on a subordinated basis to secure their guarantees. The credit facility also grants to Wells Fargo a blanket lien on all the assets of Liggett and Maple, excluding any equipment pledged to current or future purchase money or other financiers of such equipment and excluding any real property, other than the Mebane Property and other real property to the extent its value is in excess of $5,000. Wells Fargo, Liggett, Maple and the collateral agent for the holders of VGR's 7.75% senior secured notes have entered into an intercreditor agreement, pursuant to which the liens of the collateral agent on the Liggett and Maple assets will be subordinated to the liens of Wells Fargo on the Liggett and Maple assets.

As of March 31, 2014 a total of $19,557 was outstanding under the revolving and term loan portions of the Credit Facility. Availability as of March 31, 2014 as determined under the Credit Facility was approximately $30,443. At March 31, 2014 and December 31, 2013, management believed that Liggett was in compliance with all covenants under the credit facility; Liggett's EBITDA, as defined, was approximately $120,323 for the twelve months ended March 31, 2014.

For purposes of the EBITDA calculation, as defined under the Credit Facility, $86,213 related to the Engle Progeny settlement, further described in Note 7, has been excluded.

On February 28, 2014 Liggett Group and Wells Fargo entered into Amendment No. 1 of the Second Amended and Restated Loan and Security Agreement whereby Wells Fargo consented to the incurrence by Liggett of additional debt in the form of an inter-company loan from VGR. The loan, made by VGR to Liggett on February 28, 2014 in the amount of $35,000, facilitated Liggett’s approximate initial $59,200 payment into the Engle Qualified Settlement Fund (“Engle QSF”) in accordance with the settlement dated October 23, 2013 and further described in Note 7. Liggett has to repay the $35,000, along with interest calculated at a per annum rate of 11%, to VGR by September 30, 2014. Liggett made this approximate $59,200 payment to the Engle QSF on February 28, 2014. The $25,318 outstanding balance under the intercompany loan from VGR at March 31, 2014, was paid in full in May 2014.

12

Liggett Group LLC and

Subsidiaries

Condensed Consolidated Financial Statements

For The Quarterly Period Ended March 31, 2014

(Unaudited)

Fair Value of Notes Payable and Long-Term Debt:

	March 31, 2014		December 31, 2013
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
Notes payable and long-term debt	$36,584	$36,629	$51,560	$51,577

Notes payable and long-term debt are carried on the condensed balance sheet at amortized cost. The fair value determination disclosed above would be classified as Level 2 under the fair value hierarchy disclosed in Note 5 if such liabilities were recorded on the consolidated balance sheet at fair value. The estimated fair value of the Company's notes payable and long-term debt has been determined by the Company using available market information and appropriate valuation methodologies including the evaluation of the Company's credit risk as described in Vector's Form 10-K. However, considerable judgment is required to develop the estimates of fair value and, accordingly, the estimate presented herein are not necessarily indicative of the amount that could be realized in a current market exchange.

7.	Commitments and Contingencies

Tobacco-Related Litigation:

Overview

Since 1954, Liggett and other United States cigarette manufacturers have been named as defendants in numerous direct, third-party and purported class actions predicated on the theory that cigarette manufacturers should be liable for damages alleged to have been caused by cigarette smoking or by exposure to secondary smoke from cigarettes. The cases have generally fallen into the following categories: (i) smoking and health cases alleging personal injury brought on behalf of individual plaintiffs (“Individual Actions”); (ii) lawsuits by individuals requesting the benefit of the Engle ruling ("Engle progeny cases"); (iii) smoking and health cases primarily alleging personal injury or seeking court-supervised programs for ongoing medical monitoring, as well as cases alleging that use of the terms “lights” and/or “ultra lights” constitutes a deceptive and unfair trade practice, common law fraud or violation of federal law, purporting to be brought on behalf of a class of individual plaintiffs (“Class Actions”); and (iv) health care cost recovery actions brought by various foreign and domestic governmental plaintiffs and non-governmental plaintiffs seeking reimbursement for health care expenditures allegedly caused by cigarette smoking and/or disgorgement of profits (“Health Care Cost Recovery Actions”). As new cases are commenced, the costs associated with defending these cases and the risks relating to the inherent unpredictability of litigation increase. The future financial impact of the risks and expenses of litigation are not quantifiable. For the three months ended March 31, 2014 and 2013, Liggett incurred tobacco product liability legal expenses and other litigation costs totaling $3,357 and $1,609, respectively.

Litigation is subject to uncertainty and it is possible that there could be adverse developments in pending cases. Management reviews on a quarterly basis with counsel all pending litigation and evaluates whether an estimate can be  made of the possible loss or range of loss that could result from an unfavorable outcome. An unfavorable outcome or settlement of pending tobacco-related litigation could encourage the commencement of additional litigation. Damages awarded in some tobacco-related litigation can be significant.

Bonds. Although Liggett has been able to obtain required bonds or relief from bonding requirements in order to prevent plaintiffs from seeking to collect judgments while adverse verdicts are on appeal, there remains a risk that such relief may not be obtainable in all cases. This risk has been reduced given that a majority of states now limit the dollar amount of bonds or require no bond at all. To obtain stays on judgments pending current appeals, Liggett has secured approximately $5,237 in bonds as of March 31, 2014.

In June 2009, Florida amended its existing bond cap statute by adding a $200,000 bond cap that applies to all Engle progeny cases in the aggregate and establishes individual bond caps for individual Engle progeny cases in amounts that vary depending on the number of judgments in effect at a given time. In several cases, plaintiffs have challenged the constitutionality of the bond cap statute, but to date the courts that have addressed the issue have upheld the constitutionality of the statute. It is possible that the Company's condensed consolidated financial position, results of operations, and cash flows could be materially adversely affected by an unfavorable outcome of such challenges.

13

Liggett Group LLC and

Subsidiaries

Condensed Consolidated Financial Statements

For The Quarterly Period Ended March 31, 2014

(Unaudited)

Accounting Policy. The Company and its subsidiaries record provisions in their condensed consolidated financial statements for pending litigation when they determine that an unfavorable outcome is probable and the amount of loss can be reasonably estimated. At the present time, while it is reasonably possible that an unfavorable outcome in a case may occur, except as disclosed in this Note 7: (i) management has concluded that it is not probable that a loss has been incurred in any of the pending tobacco-related cases; or (ii) management is unable to estimate the possible loss or range of loss that could result from an unfavorable outcome of any of the pending tobacco-related cases and, therefore, management has not provided any amounts in the condensed consolidated financial statements for unfavorable outcomes, if any. Legal defense costs are expensed as incurred.

Cautionary Statement About Engle Progeny Cases. Judgments have been entered against Liggett and other industry defendants in Engle progeny cases. A number of the judgments have been affirmed on appeal and satisfied by the defendants. As of March 31, 2014, 16 Engle progeny cases where Liggett was a defendant at trial resulted in verdicts. Eleven verdicts were returned in favor of the plaintiffs and five in favor of Liggett. Excluding the Lukacs case, which was tried in 2002, seven years before the trials of Engle progeny cases commenced, the compensatory verdicts against Liggett have ranged from $1 to $3,479. In certain cases, the judgments entered have been joint and several with other defendants. In two of the cases, punitive damages were awarded against Liggett for $1,000 and $7,600. Except as discussed in this Note 7 regarding the cases where an adverse verdict was entered against Liggett and that remain on appeal, management is unable to estimate the possible loss or range of loss from the remaining Engle progeny cases as there are currently multiple defendants in each case and, in most cases, discovery has not occurred or is limited. As a result, the Company lacks information about whether plaintiffs are in fact Engle class members (non-class members' claims are generally time-barred), the relevant smoking history, the nature of the alleged injury and the availability of various defenses, among other things. Further, plaintiffs typically do not specify their demand for damages. Although in October 2013 Liggett entered into a comprehensive settlement of a substantial majority of the Engle progeny cases, it believes that the process under which Engle progeny cases are tried is unconstitutional and continues to pursue its appellate rights in the remaining cases.

Although Liggett has generally been successful in managing litigation, litigation is subject to uncertainty and significant challenges remain, including with respect to the remaining Engle progeny cases. There can be no assurances that Liggett's past litigation experience will be representative of future results. Judgments have been entered against Liggett in the past, in Individual Actions and Engle progeny cases, and several of those judgments were affirmed on appeal and satisfied by Liggett. It is possible that the condensed consolidated financial position, results of operations and cash flows of the Company could be materially adversely affected by an unfavorable outcome or settlement of any of the remaining smoking-related litigation. Liggett believes, and has been so advised by counsel, that it has valid defenses to the litigation pending against it, as well as valid bases for appeal of adverse verdicts. All such cases are, and will continue to be, vigorously defended. Liggett may, however, enter into settlement discussions in particular cases if it believes it is in its best interest to do so, including the remaining Engle progeny cases. As of March 31, 2014, Liggett (and in certain cases Vector) had, on an individual basis, settled 137 Engle progeny cases for approximately $1,126 in the aggregate. Seven of those cases were settled in the first quarter of 2014. In addition, in October 2013, Liggett announced a global settlement of the claims of over 4,900 Engle progeny plaintiffs (see Engle Progeny Settlement below).

14

Liggett Group LLC and

Subsidiaries

Condensed Consolidated Financial Statements

For The Quarterly Period Ended March 31, 2014

(Unaudited)

Individual Actions

As of March 31, 2014, there were 50 Individual Actions pending against Liggett and, in certain cases, the Company, where one or more individual plaintiffs allege injury resulting from cigarette smoking, addiction to cigarette smoking or exposure to secondary smoke and seek compensatory and, in some cases, punitive damages. These cases do not include Engle progeny cases or the approximately 100 individual cases pending in West Virginia state court as part of a consolidated action. The following table lists the number of Individual Actions, by state, that are pending against Liggett or the Company as of March 31, 2014:

State	Number of Cases
Florida	30
New York	9
Maryland	4
Louisiana	3
West Virginia	2
Missouri	1
Ohio	1

The plaintiffs' allegations of liability in cases in which individuals seek recovery for injuries allegedly caused by cigarette smoking are based on various theories of recovery, including negligence, gross negligence, breach of special duty, strict liability, fraud, concealment, misrepresentation, design defect, failure to warn, breach of express and implied warranties, conspiracy, aiding and abetting, concert of action, unjust enrichment, common law public nuisance, property damage, invasion of privacy, mental anguish, emotional distress, disability, shock, indemnity, violations of deceptive trade practice laws, the federal Racketeer Influenced and Corrupt Organizations Act (“RICO”), state RICO statutes and antitrust statutes. In many of these cases, in addition to compensatory damages, plaintiffs also seek other forms of relief including treble/multiple damages, medical monitoring, disgorgement of profits and punitive damages. Although alleged damages often are not determinable from a complaint, and the law governing the pleading and calculation of damages varies from state to state and jurisdiction to jurisdiction, compensatory and punitive damages have been specifically pleaded in a number of cases, sometimes in amounts ranging into the hundreds of millions and even billions of dollars.

Defenses raised in Individual Actions include lack of proximate cause, assumption of the risk, comparative fault and/or contributory negligence, lack of design defect, statute of limitations, equitable defenses such as “unclean hands” and lack of benefit, failure to state a claim and federal preemption.

Engle Progeny Cases

Engle Case. In May 1994, Engle was filed against Liggett and others in Miami-Dade County, Florida. The class consisted of all Florida residents who, by November 21, 1996, “have suffered, presently suffer or have died from diseases and medical conditions caused by their addiction to cigarette smoking.” In July 1999, after the conclusion of Phase I of the trial, the jury returned a verdict against Liggett and other cigarette manufacturers on certain issues determined by the trial court to be “common” to the causes of action of the plaintiff class. The jury made several findings adverse to the defendants including that defendants' conduct “rose to a level that would permit a potential award or entitlement to punitive damages.” Phase II of the trial was a causation and damages trial for three of the class plaintiffs and a punitive damages trial on a class-wide basis before the same jury that returned the verdict in Phase I. In April 2000, the jury awarded compensatory damages of $12,704 to the three class plaintiffs, to be reduced in proportion to the respective plaintiff’s fault. In July 2000, the jury awarded approximately $145,000,000 in punitive damages, including $790,000 against Liggett.

In May 2003, Florida’s Third District Court of Appeal reversed the trial court and remanded the case with instructions to decertify the class. The judgment in favor of one of the three class plaintiffs, in the amount of $5,831, was overturned as time barred and the court found that Liggett was not liable to the other two class plaintiffs.

15

Liggett Group LLC and

Subsidiaries

Condensed Consolidated Financial Statements

For The Quarterly Period Ended March 31, 2014

(Unaudited)

In July 2006, the Florida Supreme Court affirmed the decision vacating the punitive damages award and held that the class should be decertified prospectively, but determined that the following Phase I findings are entitled to res judicata effect in Engle progeny cases: (i) that smoking causes lung cancer, among other diseases; (ii) that nicotine in cigarettes is addictive; (iii) that defendants placed cigarettes on the market that were defective and unreasonably dangerous; (iv) that defendants concealed material information knowing that the information was false or misleading or failed to disclose a material fact concerning the health effects or addictive nature of smoking; (v) that defendants agreed to conceal or omit information regarding the health effects of cigarettes or their addictive nature with the intention that smokers would rely on the information to their detriment; (vi) that defendants sold or supplied cigarettes that were defective; and (vii) that defendants were negligent. The Florida Supreme Court decision also allowed former class members to proceed to trial on individual liability issues (using the above findings) and compensatory and punitive damage issues, provided they filed their individual lawsuits by January 2008. In December 2006, the Florida Supreme Court added the finding that defendants sold or supplied cigarettes that, at the time of sale or supply, did not conform to the representations made by defendants. In October 2007, the United States Supreme Court denied defendants' petition for writ of certiorari.

Pursuant to the Florida Supreme Court’s July 2006 ruling in Engle, which decertified the class on a prospective basis, and affirmed the appellate court’s reversal of the punitive damages award, former class members had until January 2008 in which to file individual lawsuits. As a result, Liggett and the Company, and other cigarette manufacturers, were named defendants in thousands of Engle progeny cases in both federal and state courts in Florida. Although the Company was not named as a defendant in the Engle case, it was named as a defendant in substantially all of the Engle progeny cases where Liggett was named as a defendant.

Engle Progeny Settlement.

On October 23, 2013, the Company entered into a settlement with approximately 4,900 Engle progeny plaintiffs and their counsel. Pursuant to the terms of the settlement, Liggett agreed to pay a total of approximately $110,000, with approximately $61,600 paid in a lump sum ($2,100 was paid in December 2013 and approximately $59,500 was paid in February 2014) with the balance to be paid in installments over the next 14 years, subject to a cost of living adjustment beginning in year eight. In exchange, the claims of over 4,900 plaintiffs were dismissed with prejudice against the Company and Liggett. In 2013 the Company recorded a charge of $86,213 in connection with the settlement. Of this amount, $25,213 is related to certain payments discounted to their present value because the timing and amounts of such payments are fixed and determinable. The present value of the installment payments was computed using an 11% annual discount rate. The installment payments total approximately $48,000 on an undiscounted basis. The Company’s future payments will be approximately $3,500 per annum in 2015 through 2018 and approximately $34,500 in the aggregate thereafter.

Notwithstanding the comprehensive nature of the Engle Progeny Settlement, approximately 350 plaintiffs' claims remain outstanding. Therefore, the Company and Liggett may still be subject to periodic adverse judgments which could have a material adverse affect on the Company's condensed consolidated financial position, results of operations and cash flows.

16

Liggett Group LLC and

Subsidiaries

Condensed Consolidated Financial Statements

For The Quarterly Period Ended March 31, 2014

(Unaudited)

As of March 31, 2014, the following Engle progeny cases have resulted in judgments against Liggett:

Date	Case Name	County	Net Compensatory Damages	Punitive Damages	Status
June 2002	Lukacs v. R.J. Reynolds	Miami-Dade	$12,418	None	Liggett satisfied the judgment and the case is concluded.
August 2009	Campbell v. R.J. Reynolds	Escambia	$156	None	Liggett satisfied the judgment and the case is concluded.
March 2010	Douglas v. R.J. Reynolds	Hillsborough	$1,350	None	Liggett satisfied the judgment and the case is concluded.
April 2010	Clay v. R.J. Reynolds	Escambia	$349	$1,000	Liggett satisfied the judgment and the case is concluded.
April 2010	Putney v. R.J. Reynolds	Broward	$3,008	None	On June 12, 2013, the Fourth District Court of Appeal reversed and remanded the case for further proceedings. Plaintiff filed a motion for rehearing which was denied. Both sides have sought discretionary review from the Florida Supreme Court. The appeal is stayed pending the outcome of the Hess appeal.
April 2011	Tullo v. R.J. Reynolds	Palm Beach	$225	None	Affirmed by the Fourth District Court of Appeal. The defendants have sought discretionary review from the Florida Supreme Court.
January 2012	Ward v. R.J. Reynolds	Escambia	$1	None	Affirmed by the First District Court of Appeal. Liggett satisfied the merits judgment and other than an issue regarding attorneys' fees, the case is concluded. Oral argument on the attorneys' fee appeal occurred on February 11, 2014.
May 2012	Calloway v. R.J. Reynolds	Broward	$1,947	$7,600	A joint and several judgment for $16,100 was entered against R.J. Reynolds, Philip Morris, Lorillard and Liggett. On appeal to the Fourth District Court of Appeal.
December 2012	Buchanan v. R.J. Reynolds	Leon	$2,035	None	A joint and several judgment for $5,500 was entered against Liggett and Philip Morris. On appeal to the First District Court of Appeal.
May 2013	Cohen v. R.J. Reynolds	Palm Beach	$205	None	Defendants' motion seeking a new trial was granted by the trial court. Plaintiff appealed to the Fourth District Court of Appeal.
August 2013	Rizzuto v. R.J. Reynolds	Hernando	$3,479	None	A joint and several judgment for $11,132 was entered against Philip Morris and Liggett. The court denied defendants' request to reduce the compensatory damages by the plaintiff's comparative fault. Liggett entered into a settlement agreement to resolve its portion of the judgment for $1,500. The settlement is subject to bankruptcy court approval.
	Total Damages Awarded:		$25,173	$8,600

Through March 31, 2014, Liggett has paid $18,540, including interest and legal fees, to satisfy the judgments in five Engle progeny cases (Lukacs, Campbell, Douglas, Clay and Ward).

The Company's potential range of loss in the Putney, Tullo, Calloway, Buchanan, Cohen and Rizzuto cases is between $0 and $18,500 in the aggregate, plus accrued interest and legal fees. In determining the range of loss, the Company considers potential settlements as well as future appellate relief. Except as disclosed elsewhere in this Note 7, the Company is unable to determine a range of loss related to the remaining Engle progeny cases. Other than $1,500 accrued for Rizzuto, no amounts have been expensed or accrued in the accompanying condensed consolidated financial statements for the cases described above. However, as cases proceed through the appellate process, the Company will consider accruals on a case-by-case basis if an unfavorable outcome becomes probable and the amount can be reasonably estimated.

Federal Engle Progeny Cases. Three federal judges (in the Merlob, B. Brown and Burr cases) ruled that the findings in Phase I of the Engle proceedings could not be used to satisfy elements of plaintiffs' claims, and two of those rulings (B. Brown and Burr) were certified by the trial court for interlocutory review. The certification was granted by the United States Court of Appeals for the Eleventh Circuit and the appeals were consolidated (in February 2009, the appeal in Burr was dismissed for lack of prosecution). In July 2010, the Eleventh Circuit ruled that plaintiffs do not have an unlimited right to use the findings from the original Engle trial to meet their burden of establishing the elements of their claims at trial. Rather, plaintiffs may only use the findings to establish specific facts that they demonstrate with a reasonable degree of certainty were actually decided by the original Engle jury. The Eleventh Circuit remanded the case to the district court to determine what specific factual findings the Engle jury actually made. That determination was never undertaken.

17

Liggett Group LLC and

Subsidiaries

Condensed Consolidated Financial Statements

For The Quarterly Period Ended March 31, 2014

(Unaudited)

Instead, in the Waggoner case, the United States District Court for the Middle District of Florida ruled that the application of the Phase I findings did not deprive defendants of any constitutional due process rights. The court ruled, however, that plaintiffs must establish legal causation to establish liability. With respect to punitive damages, the district court held that the plaintiffs could rely on the findings in support of their punitive damages claims but that, in addition, plaintiffs must demonstrate specific conduct by specific defendants, independent of the Engle findings, that satisfies the standards for awards of punitive damages. The Waggoner ruling applies to all of the cases pending in the Middle District of Florida. Subsequently, in September 2013 the United States Court of Appeals for the Eleventh Circuit affirmed the judgments in two lower court cases, holding that giving full faith and credit to the Florida Supreme Court's Engle decision would not deprive defendant R.J. Reynolds of due process of law.

Appeals of Engle Progeny Verdicts. In December 2010, in the Martin case, a state court case against R.J. Reynolds, the First District Court of Appeal issued the first ruling by a Florida intermediate appellate court to address the B. Brown decision discussed above. The panel held that the trial court correctly construed the Florida Supreme Court's 2006 decision in Engle in instructing the jury on the preclusive effect of the Phase I Engle proceedings, expressly disagreeing with certain aspects of the B. Brown decision. In July 2011, the Florida Supreme Court declined to review the First District Court of Appeal's decision. In March 2012, the United States Supreme Court declined to review the Martin case, along with the Campbell case and two other Engle progeny cases. This decision has led to other adverse rulings by other state appellate courts.

In Jimmie Lee Brown, a state court case against R.J. Reynolds, the trial court tried the case in two phases. In the first phase, the jury determined that the smoker was addicted to cigarettes that contained nicotine and that his addiction was a legal cause of his death, thereby establishing he was an Engle class member. In the second phase, the jury determined whether the plaintiff established legal cause and damages with regard to each of the underlying claims.  The jury found in favor of plaintiff in both phases.  In September 2011, the Fourth District Court of Appeal affirmed the judgment entered in plaintiff's favor and approved the trial court's procedure of bifurcating the trial.  The Fourth District Court of Appeal agreed with Martin that individual post-Engle plaintiffs need not prove conduct elements as part of their burden of proof, but disagreed with Martin to the extent that the First District Court of Appeal only required a finding that the smoker was a class member to establish legal causation as to addiction and the underlying claims.  The Fourth District Court of Appeal held that in addition to establishing class membership, Engle progeny plaintiffs must also establish legal causation and damages as to each claim asserted.  In so finding, the Fourth District Court of Appeal's decision in Jimmie Lee Brown is in conflict with Martin.

In the Rey case, a state court case, the trial court entered final summary judgment on all claims in favor of the Company, Liggett and Lorillard based on what has been referred to in the Engle progeny litigation as the "Liggett Rule."  The Liggett Rule stands for the proposition that a manufacturer cannot have liability to a smoker under any asserted claim if the smoker did not use a product manufactured by that particular defendant.  The Liggett Rule is based on the entry of final judgment in favor of Liggett/Brooke Group in Engle on all of the claims asserted against them by class representatives Mary Farnan and Angie Della Vecchia, even though the Florida Supreme Court upheld, as res judicata, the generic finding that Liggett/Brooke Group engaged in a conspiracy to commit fraud by concealment. In September 2011, the Third District Court of Appeal affirmed in part and reversed in part holding that the defendants were entitled to summary judgment on all claims asserted against them other than the claim for civil conspiracy.  Defendants' further appellate efforts were unsuccessful.

In March 2012, in Douglas, the Second District Court of Appeal issued a decision affirming the judgment of the trial court in favor of the plaintiff and upholding the use of the Engle jury findings but certified to the Florida Supreme Court the question of whether granting res judicata effect to the Engle jury findings violates defendants' federal due process rights. In March 2013, the Florida Supreme Court affirmed the use of Engle jury findings and determined that there is no violation of the defendants' due process rights. This was the first time the Florida Supreme Court addressed the merits of an Engle progeny case. In October 2013, the United States Supreme Court declined to review the decision and Liggett satisfied the judgment.

18

Liggett Group LLC and

Subsidiaries

Condensed Consolidated Financial Statements

For The Quarterly Period Ended March 31, 2014

(Unaudited)

Liggett Only Cases.  There are currently four cases pending where Liggett is the only remaining defendant. These cases consist of three Individual Actions and one Engle progeny case. In one of the Individual Actions, Hausrath (NY state court), plaintiff moved to restore the case to the active docket calendar after it was removed by the court. The motion was granted. There has been no recent activity in the other two Individual Actions. The Engle progeny case is not currently set for trial. Cases where Liggett is the only defendant could increase as a result of the remaining Engle progeny cases.

Class Actions

As of March 31, 2014, there were four actions pending for which either a class had been certified or plaintiffs were seeking class certification, where Liggett is a named defendant, including one alleged price fixing case. Other cigarette manufacturers are also named in these actions.

Plaintiffs' allegations of liability in class action cases are based on various theories of recovery, including negligence, gross negligence, strict liability, fraud, misrepresentation, design defect, failure to warn, nuisance, breach of express and implied warranties, breach of special duty, conspiracy, concert of action, violation of deceptive trade practice laws and consumer protection statutes and claims under the federal and state anti-racketeering statutes. Plaintiffs in the class actions seek various forms of relief, including compensatory and punitive damages, treble/multiple damages and other statutory damages and penalties, creation of medical monitoring and smoking cessation funds, disgorgement of profits, and injunctive and equitable relief.

Defenses raised in these cases include, among others, lack of proximate cause, individual issues predominate, assumption of the risk, comparative fault and/or contributory negligence, statute of limitations and federal preemption.

In November 1997, in Young v. American Tobacco Co., a purported personal injury class action was commenced on behalf of plaintiff and all similarly situated residents in Louisiana who, though not themselves cigarette smokers, allege they were exposed to secondhand smoke from cigarettes that were manufactured by the defendants, including Liggett, and suffered injury as a result of that exposure. The plaintiffs seek to recover an unspecified amount of compensatory and punitive damages. No class certification hearing has been held.   In October 2004, the trial court stayed the Young case pending the outcome of an appeal in Scott v. The American Tobacco Co., a Louisiana case seeking medical monitoring for resident smokers. Liggett was not a party in the Scott case.  The Scott case was tried to a jury which denied the medical monitoring claim but determined instead that the defendants must establish a smoking cessation program.  Notwithstanding the fact that Scott is now concluded, in June 2013, plaintiffs’ counsel moved for an indefinite stay of the Young case.  The defendants did not oppose the stay and it was entered upon consent.

In February 1998, in Parsons v. AC & S Inc., a class was commenced on behalf of all West Virginia residents who allegedly have personal injury claims arising from exposure to cigarette smoke and asbestos fibers. The complaint seeks to recover $1,000 in compensatory and punitive damages individually and unspecified compensatory and punitive damages for the class. The case is stayed as a result of the December 2000 bankruptcy of three of the defendants.

In February 2000, in Smith v. Philip Morris, a case pending in Kansas, a class was commenced against cigarette manufacturers alleging they conspired to fix cigarette prices in violation of antitrust laws. Plaintiffs seek to recover an unspecified amount in actual and punitive damages. Class certification was granted in November 2001. In January 2012, the trial court heard oral argument on defendants' motions for summary judgment and in March 2012, the court granted the motions and dismissed plaintiffs' claims with prejudice. In July 2012, plaintiffs noticed an appeal. Oral argument occurred on December 11, 2013. A decision is pending.

Although not technically a class action, in In Re: Tobacco Litigation (Personal Injury Cases), a West Virginia state court consolidated approximately 750 individual smoker actions that were pending prior to 2001 for trial of certain common issues. In January 2002, the court severed Liggett from the trial of the consolidated action. After two mistrials, on May 15, 2013, the jury rejected all but one of the plaintiffs' claims, finding for the plaintiffs on the claim that ventilated filter cigarettes, sold between 1964 and July 1, 1969, should have included instructions on how to use them. On July 15, 2013, plaintiffs filed a renewed motion for judgment as a matter of law and a motion for a new trial. Defendants filed a motion for judgment notwithstanding the verdict. All post-trial motions were denied and the issue of damages was reserved for further proceedings that have not yet been scheduled. Final judgment as to liability was issued on October 28, 2013, after which the plaintiffs filed a Notice of Appeal with respect to the defense verdicts obtained on five of the six claims. The defendants did not appeal the verdict in favor of the plaintiffs on the "failure to instruct" claim which impacted less than 30 of the plaintiffs. If the case were to proceed against Liggett, it is estimated that Liggett could be a defendant in approximately 100 of the individual cases.

19

Liggett Group LLC and

Subsidiaries

Condensed Consolidated Financial Statements

For The Quarterly Period Ended March 31, 2014

(Unaudited)

Class action suits have been filed in a number of states against cigarette manufacturers, alleging, among other things, that use of the terms “lights” and “ultra lights” constitutes unfair and deceptive trade practices. In December 2008, the United States Supreme Court, in Altria Group v. Good, ruled that the Federal Cigarette Labeling and Advertising Act did not preempt the state law claims asserted by the plaintiffs and that they could proceed with their claims under the Maine Unfair Trade Practices Act. The Good decision has resulted in the filing of additional “lights” class action cases in other states against other cigarette manufacturers. Although Liggett was not a defendant in the Good case, and is not currently a defendant in any other “lights” class actions, an adverse ruling or commencement of additional “lights” related class actions could have a material adverse effect on the Company.

In addition to the cases described above, numerous class actions remain certified against other cigarette manufacturers. Adverse decisions in these cases could have a material adverse affect on Liggett’s sales volume, operating income and cash flows.

Health Care Cost Recovery Actions

As of March 31, 2014, there was one remaining Health Care Cost Recovery Action pending against Liggett, Crow Creek Sioux Tribe v. American Tobacco Company, a South Dakota case filed in 1997, where the plaintiff seeks to recover damages based on various theories of recovery as a result of alleged sales of tobacco products to minors. The case is inactive. Other cigarette manufacturers are also named as defendants.

The claims asserted in health care cost recovery actions vary. Although, typically, no specific damage amounts are pled, it is possible that requested damages might be in the billions of dollars. In these cases, plaintiffs typically assert equitable claims that the tobacco industry was “unjustly enriched” by their payment of health care costs allegedly attributable to smoking and seek reimbursement of those costs. Relief sought by some, but not all, plaintiffs include punitive damages, multiple damages and other statutory damages and penalties, injunctions prohibiting alleged marketing and sales to minors, disclosure of research, disgorgement of profits, funding of anti-smoking programs, additional disclosure of nicotine yields, and payment of attorney and expert witness fees.

Other claims asserted include the equitable claim of indemnity, common law claims of negligence, strict liability, breach of express and implied warranty, breach of special duty, fraud, negligent misrepresentation, conspiracy, public nuisance, claims under state and federal statutes governing consumer fraud, antitrust, deceptive trade practices and false advertising, and claims under RICO.

Department of Justice Lawsuit. In September 1999, the United States government commenced litigation against Liggett and other cigarette manufacturers in the United States District Court for the District of Columbia. The action sought to recover an unspecified amount of health care costs paid and to be paid by the federal government for lung cancer, heart disease, emphysema and other smoking-related illnesses allegedly caused by the fraudulent and tortious conduct of defendants, to restrain defendants and co-conspirators from engaging in alleged fraud and other allegedly unlawful conduct in the future, and to compel defendants to disgorge the proceeds of their unlawful conduct. Claims were asserted under RICO.

20

Liggett Group LLC and

Subsidiaries

Condensed Consolidated Financial Statements

For The Quarterly Period Ended March 31, 2014

(Unaudited)

In August 2006, the trial court entered a Final Judgment against each of the cigarette manufacturing defendants, except Liggett. In May 2009, the United States Court of Appeals for the District of Columbia affirmed most of the district court's decision. The United States Supreme Court denied review. As a result, the cigarette manufacturing defendants, other than Liggett, are now subject to the trial court's Final Judgment which ordered the following relief: (i) an injunction against “committing any act of racketeering” relating to the manufacturing, marketing, promotion, health consequences or sale of cigarettes in the United States; (ii) an injunction against participating directly or indirectly in the management or control of the Council for Tobacco Research, the Tobacco Institute, or the Center for Indoor Air Research, or any successor or affiliated entities of each; (iii) an injunction against “making, or causing to be made in any way, any material false, misleading, or deceptive statement or representation or engaging in any public relations or marketing endeavor that is disseminated to the United States' public and that misrepresents or suppresses information concerning cigarettes”; (iv) an injunction against conveying any express or implied health message through use of descriptors on cigarette packaging or in cigarette advertising or promotional material, including “lights,” “ultra lights,” and “low tar,” which the court found could cause consumers to believe one cigarette brand is less hazardous than another brand; (v) the issuance of “corrective statements” in various media regarding the adverse health effects of smoking, the addictiveness of smoking and nicotine, the lack of any significant health benefit from smoking “low tar” or “lights” cigarettes, defendants' manipulation of cigarette design to ensure optimum nicotine delivery and the adverse health effects of exposure to environmental tobacco smoke; (vi) the disclosure of defendants' public document websites and the production of all documents produced to the government or produced in any future court or administrative action concerning smoking and health; (vii) the disclosure of disaggregated marketing data to the government in the same form and on the same schedules as defendants now follow in disclosing such data to the Federal Trade Commission for a period of ten years; (viii) certain restrictions on the sale or transfer by defendants of any cigarette brands, brand names, formulas or cigarette business within the United States; and (ix) payment of the government's costs in bringing the action.

It is unclear what impact, if any, the Final Judgment will have on the cigarette industry as a whole. To the extent that the Final Judgment leads to a decline in industry-wide shipments of cigarettes in the United States or otherwise results in restrictions that adversely affect the industry, Liggett's sales volume, operating income and cash flows could be materially adversely affected.

Upcoming Trials

As of March 31, 2014, there were 18 Engle progeny cases scheduled for trial through March 31, 2015, where Liggett (and in many cases, Vector) is a named defendant. Trial dates are, however, subject to change.

MSA and Other State Settlement Agreements

In March 1996, March 1997 and March 1998, Liggett entered into settlements of smoking-related litigation with 45 states and territories. The settlements released Liggett from all smoking-related claims made by those states and territories, including claims for health care cost reimbursement and claims concerning sales of cigarettes to minors.

In November 1998, Philip Morris, Brown & Williamson, R.J. Reynolds and Lorillard (the “Original Participating Manufacturers” or “OPMs”) and Liggett (together with any other tobacco product manufacturer that becomes a signatory, the “Subsequent Participating Manufacturers” or “SPMs”) (the OPMs and SPMs are hereinafter referred to jointly as the “Participating Manufacturers”) entered into the Master Settlement Agreement (the “MSA”) with 46 states, the District of Columbia, Puerto Rico, Guam, the United States Virgin Islands, American Samoa and the Northern Mariana Islands (collectively, the “Settling States”) to settle the asserted and unasserted health care cost recovery and certain other claims of the Settling States. The MSA received final judicial approval in each Settling State.

As a result of the MSA, the Settling States released Liggett from:

•	all claims of the Settling States and their respective political subdivisions and other recipients of state health care funds, relating to: (i) past conduct arising out of the use, sale, distribution, manufacture, development, advertising and marketing of tobacco products; (ii) the health effects of, the exposure to, or research, statements or warnings about, tobacco products; and

•	all monetary claims of the Settling States and their respective subdivisions and other recipients of state health care funds relating to future conduct arising out of the use of, or exposure to, tobacco products that have been manufactured in the ordinary course of business.

21

Liggett Group LLC and

Subsidiaries

Condensed Consolidated Financial Statements

For The Quarterly Period Ended March 31, 2014

(Unaudited)

The MSA restricts tobacco product advertising and marketing within the Settling States and otherwise restricts the activities of Participating Manufacturers. Among other things, the MSA prohibits the targeting of youth in the advertising, promotion or marketing of tobacco products; bans the use of cartoon characters in all tobacco advertising and promotion; limits each Participating Manufacturer to one tobacco brand name sponsorship during any 12-month period; bans all outdoor advertising, with certain limited exceptions; prohibits payments for tobacco product placement in various media; bans gift offers based on the purchase of tobacco products without sufficient proof that the intended recipient is an adult; prohibits Participating Manufacturers from licensing third parties to advertise tobacco brand names in any manner prohibited under the MSA; and prohibits Participating Manufacturers from using as a tobacco product brand name any nationally recognized non-tobacco brand or trade name or the names of sports teams, entertainment groups or individual celebrities.

The MSA also requires Participating Manufacturers to affirm corporate principles to comply with the MSA and to reduce underage use of tobacco products and imposes restrictions on lobbying activities conducted on behalf of Participating Manufacturers. In addition, the MSA provides for the appointment of an independent auditor to calculate and determine the amounts of payments owed pursuant to the MSA.

Under the payment provisions of the MSA, the Participating Manufacturers are required to make annual payments of $9,000,000 (subject to applicable adjustments, offsets and reductions). These annual payments are allocated based on unit volume of domestic cigarette shipments. The payment obligations under the MSA are the several, and not joint, obligation of each Participating Manufacturer and are not the responsibility of any parent or affiliate of a Participating Manufacturer.

Liggett has no payment obligations under the MSA except to the extent its market share exceeds a market share exemption of 1.63% (approximately 1.65% if the "gross" vs "net" settlement, described below, is not concluded) of total cigarettes sold in the United States. Liggett's domestic shipments accounted for 3.0% of the total cigarettes sold in the United States in 2013. If Liggett’s market share exceeds their respective market share exemption in a given year, then on April 15 of the following year, Liggett must pay on each excess unit an amount equal (on a per-unit basis) to that due from the OPMs for that year. On December 31, 2013, Liggett pre-paid $95,000 of its 2013 MSA obligation. On April 15, 2014, Liggett paid approximately $7,750 for the balance of their 2013 MSA obligation.

Certain MSA Disputes

NPM Adjustment.  In March 2006, an economic consulting firm selected pursuant to the MSA determined that the MSA was a “significant factor contributing to” the loss of market share of Participating Manufacturers, to non-participating manufacturers, for 2003. This is known as the “NPM Adjustment.” The economic consulting firm subsequently rendered the same decision with respect to 2004 and 2005. In March 2009, a different economic consulting firm made the same determination for 2006. As a result, the manufacturers are entitled to potential NPM Adjustments to each of their 2003 - 2006 MSA payments. The Participating Manufacturers are also entitled to potential NPM Adjustments to their 2007 - 2013 payments pursuant to agreements entered into between the OPMs and the Settling States under which the OPMs agreed to make certain payments for the benefit of the Settling States, in exchange for which the Settling States stipulated that the MSA was a “significant factor contributing to” the loss of market share of Participating Manufacturers for each of those years. A Settling State that has diligently enforced its qualifying escrow statute in the year in question may be able to avoid allocation of the NPM Adjustment to the payments made by the manufacturers for the benefit of that Settling State.

For 2003 through 2013, Liggett disputed that they owed the Settling States the NPM Adjustments as calculated by the Independent Auditor. As permitted by the MSA, Liggett withheld payment or paid into a disputed payment account the amounts associated with these NPM Adjustments.

Notwithstanding provisions in the MSA requiring arbitration, litigation was filed in 49 Settling States involving the application of the NPM Adjustment for 2003 and whether it was to be determined through litigation or arbitration. These actions related to the potential NPM Adjustment for 2003, which the independent auditor under the MSA previously determined to be as much as $1,200,000 for all Participating Manufacturers. All but one of the 48 courts that decided the issue ruled that the 2003 NPM Adjustment dispute was arbitrable.

22

Liggett Group LLC and

Subsidiaries

Condensed Consolidated Financial Statements

For The Quarterly Period Ended March 31, 2014

(Unaudited)

In response to a proposal from the OPMs and many of the SPMs, 45 of the Settling States, representing approximately 90% of the allocable share of the Settling States, entered into an agreement providing for a nationwide arbitration of the dispute with respect to the NPM Adjustment for 2003. In exchange the OPMs and SPMs agreed to a 20% reduction in the NPM Adjustment for 2003. In June 2010, the three person arbitration panel was selected. In November 2011, the Participating Manufacturers advised the arbitration panel that they were not contesting diligent enforcement of 16 Settling States for 2003. Substantive hearings commenced in April 2012 and were completed in June 2013.

In December 2012, the Participating Manufacturers entered into a “term sheet” with 20 Settling States setting out terms for settlement of the NPM Adjustment for 2003 through 2012 and addressing the NPM Adjustment with respect to those states for future years. Certain of the non-settling states objected to the settlement. In March 2013, the arbitration panel entered a Stipulated Partial Settlement and Award which, among other things, overruled the objections of the non-settling states and directed the independent auditor to implement certain terms of the term sheet effective with the April 15, 2013 MSA payments. In May 2013, two additional states joined the settlement. Several non-settling states are attempting to vacate the settlement award by filing state court actions. In Idaho, a trial court denied that state's motion to vacate, and the state noticed an appeal of that denial. In Colorado, a trial court also denied that state’s motion to vacate; Colorado has not filed an appeal, and the time period for appeal has passed. Although certain terms of the settlement were implemented by the independent auditor on April 15, 2013, no assurance can be given as to the ultimate outcome of the non-settling states' challenges.

As a result of the settlement, in the first quarter of 2013 Liggett recognized income of $5,173. Following the additional two states joining the settlement in May 2013, Liggett recognized an additional $1,293 of income in the second quarter of 2013. Finally, Liggett received credits of $1,587 in April 2014 from these settling states related to the 2013 NPM Adjustment. The remaining NPM Adjustment accrual of $25,666 at March 31, 2014 relates to the disputed amounts Liggett withheld from the non-settling states for 2004 through 2010, which may be subject to payment, with interest, if Liggett lose the disputes for those years. Approximately $23,524 currently remains in the disputed payments accounts relating to the 2011, 2012 and 2013 NPM Adjustment dispute with these non-settling states.

In September 2013, the panel issued its decisions with respect to the 15 states that did not enter into the Stipulated Partial Settlement and Award, finding that six states did not diligently enforce their MSA escrow statutes in 2003. As a result of this ruling Liggett recognized income of $5,987 including interest, in the third quarter of 2013. All six of the states that were found to be non-diligent filed motions in state court seeking to vacate or reduce the amount of the arbitration award. A trial court in one of those states, Pennsylvania, rejected the state's motion to vacate the award but granted its motion to reduce the award. As a result, in April 2014, Liggett received a credit in the amount of $6,441 for the 2003 NPM Adjustment (as calculated by the independent auditor). It subsequently reimbursed the six states 20% of that credit, pursuant to the agreement discussed above, bringing its net recovery to $5,152, which is approximately $835 lower than the amount Liggett believes it’s entitled to. Subsequent to the April 15th MSA payment date, a state court in Missouri ruled similarly to the ruling in Pennsylvania. As such, Liggett's 2003 NPM credit adjustment could be reduced by an additional $500. The Participating Manufacturers, including Liggett, plan to appeal the Pennsylvania and Missouri decisions. If Liggett is unsuccessful in its appeal of the Pennsylvania or Missouri court rulings or if other states are successful with respect to any such motions, the amount of the 2003 NPM Adjustment and any interest or earnings to which Liggett is entitled could be lower than the amounts described above and Liggett would have to pay the difference.

"Gross" v. "Net" Calculations.  In October 2004, the independent auditor notified Liggett and all other Participating Manufacturers that their payment obligations under the MSA, dating from the agreement’s execution in late 1998, had been re-calculated using “net” units, rather than “gross” units (which had been used since 1999). Liggett objected to this retroactive change and disputed the change in methodology.

The change in the method of calculation could have resulted in Liggett owing as much as $38,800 of additional MSA payments for prior years, including interest, because the proposed change from “gross” to “net” units would have lowered Liggett’s grandfathered market share exemption under the MSA. The Company estimated that Liggett’s future annual MSA payments would have been at least approximately $2,500 higher under the revised method of calculation.

23

Liggett Group LLC and

Subsidiaries

Condensed Consolidated Financial Statements

For The Quarterly Period Ended March 31, 2014

(Unaudited)

In December 2012, the parties arbitrated the dispute before a panel of three arbitrators. In February 2013, the arbitrators granted the relief sought by Liggett.  The arbitrators ruled that the limitations provisions of the MSA precluded the independent auditor from recalculating Liggett's grandfathered market share exemption or Liggett's payment obligations beyond the last four years.  The arbitrators further ruled that, for purposes of calculating Liggett's payment obligations for the applicable years, Liggett's market share, calculated on a net basis, should be increased by a factor of 1.25%.  Liggett filed a motion seeking correction of the part of the arbitrators' decision that would require the 1.25% increase in Liggett's market share. The states objected to Liggett's motion and sought additional relief from the panel declaring that any adjustment ordered by the panel is not limited by the four year limitations set forth in the MSA. If the arbitrator's ruling is not modified, Liggett would be required to pay approximately $16,200 for the previous five years. If the relief requested by the states is granted, Liggett could be required to pay up to approximately $36,200. The panel agreed to hear arguments on the motions in May 2013, but due to the conditional settlement described below, the parties agreed to adjourn the hearing.

In June 2013, Liggett and a negotiating group on behalf of the Settling States reached an agreement in principle to resolve all disputes regarding "gross" v. "net", subject to definitive documentation and approval thereof by each Settling State. The proposed settlement requires that Liggett pay $8,500 to the Settling States and agree to reduce its market share exemption from 1.645% to 1.63% starting in 2013 and for all years thereafter. In exchange, the Settling States will release Liggett from all claims in connection with the "gross" v. "net" dispute. The Company fully accrued the proposed settlement payment of $8,500 in 2013. There can be no assurance that the settlement will be concluded and if it is not, that Liggett will be successful in seeking modification of the award by the panel or that Liggett will not be required to make additional payments, which could adversely affect the Company’s condensed consolidated financial position, results of operations and cash flows.

Litigation Challenging the MSA.  Litigation challenging the validity of the MSA, including claims that the MSA violates antitrust laws, has not been successful to date, although several cases are pending. Participating Manufacturers are not typically named as defendants in these cases.

Other State Settlements.  The MSA replaced Liggett’s prior settlements with all states and territories except for Florida, Mississippi, Texas and Minnesota. Each of these four states, prior to the effective date of the MSA, negotiated and executed settlement agreements with each of the other major tobacco companies, separate from those settlements reached previously with Liggett. Except as described below, Liggett's agreements with these states remain in full force and effect. These states' settlement agreements with Liggett contained most favored nation provisions which could reduce Liggett's payment obligations based on subsequent settlements or resolutions by those states with certain other tobacco companies. Beginning in 1999, Liggett determined that, based on each of these four states' settlements with United States Tobacco Company, Liggett's payment obligations to those states had been eliminated. With respect to all non-economic obligations under the previous settlements, Liggett believes it is entitled to the most favorable provisions as between the MSA and each state's respective settlement with the other major tobacco companies. Therefore, Liggett's non-economic obligations to all states and territories are now defined by the MSA.

In 2003, as a result of a dispute with Minnesota regarding its settlement agreement, Liggett agreed to pay $100 a year, in any year cigarettes manufactured by Liggett are sold in that state. In 2003 and 2004, the Attorneys General for Florida, Mississippi and Texas advised Liggett that they believed that Liggett had failed to make certain required payments under the respective settlement agreements with these states. In December 2010, Liggett settled with Florida and agreed to pay $1,200 and to make further annual payments of $250 for a period of 21 years, starting in March 2011. The payments in years 12 – 21 will be subject to an inflation adjustment. These payments are in lieu of any other payments allegedly due to Florida under the original settlement agreement. In February 2012, Mississippi provided Liggett with a 60-day notice that the state intended to pursue its remedies if Liggett did not cure the alleged defaults. Liggett responded to Mississippi's letter denying the existence of any defaults. There can be no assurance that Liggett will be able to resolve the matters with Texas and Mississippi or that Liggett will not be required to make additional payments which could adversely affect the Company's condensed consolidated financial position, results of operations and cash flows.

Cautionary Statement.  Management is not able to predict the outcome of the litigation pending or threatened against Liggett or the Company. Litigation is subject to many uncertainties. Liggett has been found liable in several Engle progeny cases and in Individual Actions, several of which were affirmed on appeal and satisfied by Liggett. It is possible that other cases could be decided unfavorably against Liggett and that Liggett will be unsuccessful on appeal. Liggett may attempt to settle particular cases if it believes it is in its best interest to do so.

Management cannot predict the cash requirements related to any future defense costs, settlements or judgments, including cash required to bond any appeals, and there is a risk that those requirements will not be able to be met. An unfavorable outcome of a pending smoking-related case could encourage the commencement of additional litigation. Except as discussed in this Note 7, management is unable to estimate the loss or range of loss that could result from an unfavorable outcome of the cases pending against Liggett or the costs of defending such cases and as a result has not provided any amounts in its consolidated financial statements for unfavorable outcomes.

24

Liggett Group LLC and

Subsidiaries

Condensed Consolidated Financial Statements

For The Quarterly Period Ended March 31, 2014

(Unaudited)

The tobacco industry is subject to a wide range of laws and regulations regarding the marketing, sale, taxation and use of tobacco products imposed by local, state and federal governments. There have been a number of restrictive regulatory actions, adverse legislative and political decisions and other unfavorable developments concerning cigarette smoking and the tobacco industry. These developments may negatively affect the perception of potential triers of fact with respect to the tobacco industry, possibly to the detriment of certain pending litigation, and may prompt the commencement of additional litigation or legislation.

It is possible that the Company’s consolidated financial position, results of operations and cash flows could be materially adversely affected by an unfavorable outcome in any of the smoking-related litigation.

The activity in the Company's accruals for the MSA and tobacco litigation for the three months ended March 31, 2014 were as follows:

	Current Liabilities			Non-Current Liabilities
	Payments due under Master Settlement Agreement	Litigation Accruals	Total	Payments due under Master Settlement Agreement	Litigation Accruals	Total

Balance at January 1, 2014	$16,611	$59,310	$75,921	$25,666	$27,059	$52,725
Expenses	19,884	1,688	21,572	—	—	—
Change in MSA obligations capitalized as inventory	10	—	10	—	—	—
Payments	—	(59,782)	(59,782)	—	—	—
Reclassification from non-current liabilities	—	3,575	3,575	—	(3,575)	(3,575)
Interest on withholding	—	6	6	—	263	263
Balance as of March 31, 2014	$36,505	$4,797	$41,302	$25,666	$23,747	$49,413

The activity in the Company's accruals for the MSA and tobacco litigation for the three months ended March 31, 2013 were as follows:

	Current Liabilities			Non-Current Liabilities
	Payments due under Master Settlement Agreement	Litigation Accruals	Total	Payments due under Master Settlement Agreement	Litigation Accruals	Total

Balance at January 1, 2013	$31,677	$1,470	$33,147	$46,837	$1,862	$48,699
Expenses	25,818	124	25,942	—	—	—
NPM Settlement adjustment	—	—	—	(11,685)	—	(11,685)
Change in MSA obligations capitalized as inventory	72	—	72	—	—	—
Payments	—	(1,580)	(1,580)	—	—	—
Reclassification from non-current liabilities	2,756	223	2,979	(2,756)	(223)	(2,979)
Interest on withholding	—	11	11	—	42	42
Balance as of March 31, 2013	$60,323	$248	$60,571	$32,396	$1,681	$34,077

25

Liggett Group LLC and

Subsidiaries

Condensed Consolidated Financial Statements

For The Quarterly Period Ended March 31, 2014

(Unaudited)

Other Matters:

Liggett’s management are unaware of any material environmental conditions affecting their existing facilities. Liggett’s management believe that current operations are conducted in material compliance with all environmental laws and regulations and other laws and regulations governing cigarette manufacturers. Compliance with federal, state and local provisions regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment, has not had a material effect on the capital expenditures, results of operations or competitive position of Liggett.

Liggett Vector Brands entered into an agreement with a subsidiary of the American Wholesale Marketers Association to support a program to permit certain tobacco distributors to secure, on reasonable terms, tax stamp bonds required by state and local governments for the distribution of cigarettes. The agreement expires in February 2016. Under the agreement, Liggett Vector Brands has agreed to pay a portion of losses incurred by the surety under the bond program, with a maximum loss exposure of $500. To secure its potential obligations under the agreement, Liggett Vector Brands posted a $100 letter of credit and agreed to fund up to an additional $400. In the third quarter of 2013, Liggett Vector Brands paid $83 for obligations under this program, and therefore, is only committed to fund an additional $317 over the letter of credit. The Company believes the fair value of Liggett Vector Brands’ obligation under the agreement was immaterial at March 31, 2014.

There may be several other proceedings, lawsuits and claims pending against the Company and certain of its consolidated subsidiaries unrelated to tobacco or tobacco product liability. Management is of the opinion that the liabilities, if any, ultimately resulting from such other proceedings, lawsuits and claims should not materially affect the Company’s financial position, results of operations or cash flows.

8.	Related Party Transactions

Liggett is a party to an agreement with Vector to provide various management and administrative services to Liggett in consideration for quarterly management fees of $225 for the three months ended March 31, 2014 and 2013, paid in monthly installments and quarterly overhead reimbursements of $216 for the three months ended March 31, 2014 and 2013, paid in monthly installments. The charges for services under this agreement amounted to $441 for the three months ended March 31, 2014 and 2013.

In addition, Liggett has entered into an annually renewable Corporate Services Agreement with VGR wherein VGR agreed to provide corporate services to Liggett at an annual fee paid in monthly installments. Corporate services provided by VGR under this agreement include the provision of administrative services related to Liggett’s participation in its parent company’s multi-employer benefit plan, external publication of financial results, preparation of consolidated financial statements and tax returns and such other administrative and managerial services as may be reasonably requested by Liggett. The charges for services rendered under the agreement amounted to $1,901 and $1,811, for the three months ended March 31, 2014 and 2013, respectively.

On January 1, 2011, Liggett entered into an updated manufacturing agreement with Vector Tobacco, an affiliate under common ownership, that will terminate on December 31, 2015, with subsequent automatic renewal for successive one year terms unless terminated by either party. Pricing is set forth in the agreement based on previously determined standard costs, and invoices are sent to Vector Tobacco on a weekly basis under the agreement. For the three months ended March 31, 2014 and 2013, Liggett manufactured 0.3 and 0.2 billion cigarettes of Vector Tobacco brands, respectively, and realized $18,529 and $13,211, respectively, in net receipts from these sales and $379 and $272, respectively, in profits from the agreement. Liggett recognized an additional $33 and $24 in receipts and profits for additional manufacturing services provided to Vector Tobacco for the three months ended March 31, 2014 and 2013, respectively.

As of March 31, 2014 and December 31, 2013, Liggett has a net receivable from Vector Tobacco totaling $717 and $3,135, respectively. This overall net receivable position is related primarily to the manufacturing agreement between Liggett and Vector Tobacco in 2013.

26

Liggett Group LLC and

Subsidiaries

Condensed Consolidated Financial Statements

For The Quarterly Period Ended March 31, 2014

(Unaudited)

The remaining related party net receivable balance of $430 at March 31, 2014 and $5,508 at December 31, 2013, relates primarily to transactions with Liggett's affiliate, Liggett Vector Brands.

Liggett is party to a tax sharing agreement with Vector and certain other entities pursuant to which Liggett will pay taxes on an estimated basis to Vector as if it were filing a separate company tax return, except that the agreement effectively limits the ability of Liggett to carry back losses for refunds. Liggett is entitled to recoup overpayments in a given year out of future payments due under the agreement and is required to fund underpayments. Liggett paid $16,000 to Vector under the tax sharing agreement for the three months ended March 31, 2013. There were no tax sharing payments made for the three months ended March 31, 2014. At December 31, 2013, Liggett had a receivable balance related to tax payments to VGR, of $4,824, shown as income taxes receivable on the balance sheet.

On February 28, 2014 Liggett entered into an intercompany loan agreement with Vector. Under the terms of the loan agreement, Vector loaned Liggett $35,000 to facilitate Liggett’s approximate initial $59,200 payment into the Engle Qualified Settlement Fund (“Engle QSF”) in accordance with the settlement dated October 23, 2013, and further described in Note 7. Liggett has to repay the $35,000, along with interest calculated at a per annum rate of 11%, to VGR by September 30, 2014. Liggett made this approximate $59,200 payment to the Engle QSF on February 28, 2014. As of 3/31/2014, $25,318 was outstanding under the loan from Vector.

The balance was paid off in full in May 2014.

Liggett Vector Brands coordinates and executes the sales, marketing and manufacturing efforts along with certain support functions for all of Vector’s tobacco operations. In conjunction with the duties performed at Liggett Vector Brands, a portion of sales, marketing, manufacturing, distribution, and administrative expenses have been allocated to Liggett. For the three months ended March 31, 2014 and 2013, Liggett expensed $18,460 and $18,174, respectively, for the services provided by Liggett Vector Brands. Expenses in the amount of $11,267 and $11,274 for the three months ended March 31, 2014 and 2013, respectively, have been classified as selling general and administrative while expenses in the amount of $7,193 and $6,900 for the three months ended March 31, 2014 and 2013, respectively, have been classified as cost of goods sold.

Related party net (payables)/receivables consisted of the following as of March 31, 2014 and December 31, 2013.

	March 31,	December 31,
	2014	2013

Due to VGR	$(25,518)	$—
Due from Vector Tobacco	717	3,135
Due from/(to) Liggett Vector Brands	630	(5,508)
	$(24,171)	$(2,373)

27